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                                                                    EXHIBIT 99.8

                 FIRST AMENDMENT TO 1996 EMPLOYEE NON-QUALIFIED
              STOCK OPTION AGREEMENT OF MOTORVAC TECHNOLOGIES, INC.



        THIS FIRST AMENDMENT TO 1996 EMPLOYEE NON-QUALIFIED STOCK OPTION AGREEMENT OF MOTORVAC TECHNOLOGIES, INC. (the "Amendment") is made by and between Motorvac Technologies, Inc., a Delaware corporation (the "Company"), and _________________, an employee of the Company (the "Optionee"), effective as of August 15, 1996.

        WHEREAS the Company and Optionee have previously entered into an Employee Non-Qualified Stock Option Agreement (the "Stock Option Agreement");

        WHEREAS, the Board of Directors of the Company has adopted amendments to the Motorvac Technologies, Inc. 1996 Stock Incentive Award Plan (the "Plan") to provide for the immediate exercisability of all outstanding options under the Plan upon the occurrence of a Terminating Transaction (as defined in the Plan); and

        WHEREAS, the Company and Optionee desire to enter into this Amendment in order to amend the Stock Option Agreement to provide that all outstanding options evidenced by the Stock Option Agreement shall become immediately exercisable upon the occurrence of a Terminating Transaction.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.      AMENDMENT.

        (a) Section 3.3(f) of the Stock Option Agreement is hereby amended and restated in its entirety to read as follows:

               "(f) The expiration of ten (10) days from the effective date of a Terminating Transaction, unless in connection with such Terminating Transaction, the Optionee suffers a Termination of Employment, in which case the provisions of Sections 3.3(d)-(e) hereof, as applicable, shall be controlling with respect to the expiration of the Option. At least ten (10) days prior to the effective date of any Terminating Transaction, the Committee shall give the Optionee notice of such event if the Option has then neither been fully exercised nor become unexercisable under this Section 3.3."

        (b) Section 3.4 of the Stock Option Agreement is hereby amended and restated to read in its entirety as follows:


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        "SECTION 3.4 - ACCELERATION OF EXERCISABILITY. Upon the occurrence of a
Terminating Transaction and for a period of ten (10) days thereafter, this Option shall be exercisable as to all of the shares covered hereby, notwithstanding that this Option shall not yet have become fully exercisable under Section 3.1(a); PROVIDED, HOWEVER, that this acceleration of exercisability shall not take place if:

               (a) This Option becomes unexercisable under Section 3.3 prior to the effective date of the Terminating Transaction; or

               (b) In connection with such Terminating Transaction, provision is made for an assumption of this Option or a substitution therefor of a new option by a successor corporation or a Parent Corporation or Subsidiary Corporation of such corporation.

The Committee may make such determinations and adopt such rules and conditions as it, in its absolute discretion, deems appropriate in connection with such acceleration of exercisability, including, but not limited to, provisions to ensure that any such acceleration and resulting exercise shall be conditioned upon the consummation of the contemplated Terminating Transaction and determinations regarding whether provisions for assumption or substitution have been made in accordance with subsection (b) above."

2. MISCELLANEOUS. Except as amended hereby, the Stock Option Agreement remains in full force and effect. This Amendment shall be governed by and construed in accordance with the laws of the State of California and may be amended only by a written instrument executed by each of the parties hereto. In the event of any inconsistency between the Stock Option Agreement and this Amendment, this Amendment shall control.

        IN WITNESS WHEREOF, this Amendment has been executed and delivered by the parties hereto as of the date first above written.

                                            MOTORVAC TECHNOLOGIES, INC.,
                                            A DELAWARE CORPORATION


                                            BY:
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                                                ALLAN T. MAGUIRE
                                                VICE PRESIDENT OF FINANCE

                                            OPTIONEE

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                                            PRINT NAME:
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